Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

FROM:	Christy Stoner
Uwharrie Capital Corp
704-991-1138

DATE:	July 28, 2008

ALBEMARLE, N.C. – Uwharrie Capital Corp, parent company for Bank of Stanly, Anson Bank and Trust and Cabarrus Bank and Trust, reported second quarter earnings of $772 thousand up from $717, thousand which represents an increase of 7.7% for the same period last year. For the six months ending June 30, 2008, earnings are $1.547 million compared to $1.375 million for the first six months of 2007, representing a 12.5% increase.

Total assets ended the quarter at $424 million, up from $394 million, June 30, 2007, representing a 7.6% increase. The Company continues to increase non-interest income, which exceeded $3.7 million to date through June 30, representing a 23.9% increase over the prior year. Contributing significantly to the growth in non-interest income were wealth management services and mortgage origination fees.

Roger L. Dick, Chief Executive Officer, said, “We are pleased with the results achieved so far. Obviously 2008 has been a turbulent year for financial institutions. However, it is important that our customers and shareholders know that we have been prudent lenders with sound lending practices since our inception almost twenty-five years ago. While we have a diverse loan portfolio, our banks have not participated in the sub-prime residential real estate market. We have an experienced management team in place, good liquidity, and a strong capital base. Management and the Board are working diligently to limit the effect of current economic circumstances on the Company and we are confident that we will be well-positioned as our economy improves. ”

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